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                                                                     Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                IVAX CORPORATION

         The Articles of Incorporation of IVAX CORPORATION, a Florida corporation (the "Corporation"), are amended effective as of May 18, 2001 pursuant to the provisions of Section 607.1006 of the Florida Statutes, as follows:

                  Article III of the Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

                           ARTICLE III - CAPITAL STOCK

                  The aggregate number of shares which the Corporation shall have authority to issue is Four Hundred Thirty Seven and One Half Million (437,500,000) shares of Common Stock, par value $0.10 per share.

         This amendment was duly adopted by the Board of Directors of the Corporation at a meeting held on April 20, 2001 and does not require Shareholder approval as such increase is in connection with a 5 for 4 Stock Split, also approved on April 20, 2001, to be effective as of the payment date for the Split, which is May 18, 2001.

                                           IVAX CORPORATION



                                           By: /s/ Neil Flanzraich
                                               -----------------------------
                                              Neil Flanzraich,
                                              Vice Chairman, President and
                                              Director




                                           By: /s/ Carol J. Gillespie
                                               -----------------------------
                                               Carol J. Gillespie,
                                               Secretary